Exhibit 10.1

April 20, 2008

Bruce Coleman

[Address]

Re: Offer of Employment

Dear Bruce:

We are extremely pleased to offer you this opportunity to join Openwave Systems Inc. (“Openwave”) in the position of Interim CEO. You shall report to Charles Levine, Chairman of the Openwave Board of Directors and you will be based in Openwave’s Redwood City location. The following terms and conditions shall apply to your anticipated employment with Openwave.

1. Commencement of Employment with Company.

Your employment will commence on April 21, 2008, or on the first available date following your providing to Company proof of your eligibility to work in the United States. Please note that if we do not receive proof of your eligibility to work in the United States, your employment with the Company will not commence and will be terminated.

2. Base Compensation.

Your annual base salary will be USD $540,000. You will be paid semi-monthly on the 15th and the last working day of each month.

3. Incentive Compensation

You will be eligible for the following incentive compensation:

You will be entitled to an annual bonus target of $360,000 ($90,000 quarterly). Your bonus objectives will be set and measured by the Openwave Board of Directors. The bonus will be paid out on a quarterly basis.

4. Equity Awards.

Subject to the approval of the Compensation Committee of the Board of Directors of Openwave, you will be granted an option to purchase 250,000 shares of Common Stock (the “Option”). The Option shall have an exercise price equal to the fair market value of the Company common stock on the date of grant (which shall be determined in the discretion of the Compensation Committee). The vesting commencement date will be your employment commencement date. The option will vest monthly over a period of twelve months contingent upon continued employment on the applicable vesting date, except that in the event your employment is terminated at any time within the first four months, then your option will be vested with respect to the number of shares that would have vested had you remained in employment for four months. Any Option granted shall be subject to the terms of the Company’s policies and standard form of agreements.

5. Insurance Plans.

You are also eligible to participate in our comprehensive employee benefit programs. You understand and agree that the Company reserves the right to unilaterally revise the terms of the employee benefit programs.

6. At Will Employment.

You should be aware that your employment with Company is for no specified period and constitutes “at will” employment. As a result, you, and/or the Company, each have the right to terminate the employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company regarding this term. Although your job duties, title, compensation and/or benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in a written amendment to this Agreement signed by you and an applicable officer of the Company.

7. Components of Agreement.

Incorporated into this Agreement by reference are the following addendums (“Addendums”) and their attachments, each of which is a component of the Agreement.

Addendum A- Employment Requirements

Addendum B- Confidential Information and Inventions Assignment Agreement

Addendum C- Insider Trading Policy

Addendum D- Company Code of Conduct

Addendum E- Definition of Cause

Your acceptance of this Agreement represents a unique opportunity for both you and Company to grow and to succeed. We thank you for the commitment you have made to our common vision and look forward to working with you.

Sincerely,

/s/ Donna Goldstein
Donna Goldstein Human Resources

I accept the offer of employment and terms stated in this Offer Letter and the accompanying Addendums and attachments.

Accepted:	/s/ Bruce Coleman	Date:	4/21/08
Bruce Coleman